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                                                                   Exhibit 10.38

                                  AMENDMENT TO

                              TRANSITION AGREEMENT


         THIS AMENDMENT TO TRANSITION AGREEMENT (the "Amendment") by and between INCYTE GENOMICS, INC., a Delaware corporation (the "Company"), and ROY A. WHITFIELD (the "Executive"), is effective as of April 1, 2002.

         Whereas the Company and Executive entered into an employment agreement dated as of May 2, 2001 (the "Prior Agreement"), which was superseded by that certain Transition Agreement effective as of November 26, 2001 (the "Agreement");

         Whereas the Company and the Executive desire to amend the Agreement to eliminate the provisions of the Agreement (and Prior Agreement) that purported to modify the post-termination exercise provisions of Executive's outstanding incentive stock options;

         Whereas the Company and Executive desire to amend the Agreement to reflect a reduction in the number of hours per week during which Executive will be employed as Chairman of the Board of Directors of the Company and to clarify the Company's obligation with respect to the continuation of welfare benefits following termination of employment; and

         Whereas the Compensation Committee of the Board of Directors of the Company has determined that it is in the best interests of the Company to amend the Agreement to so provide:

         NOW, THEREFORE, the Agreement is hereby amended as follows:

         1. The Company and Executive acknowledge that Executive never provided the form of consent required in order to effect a modification of his incentive stock options under the terms of the Company's 1991 Stock Plan to extend the period during which they would be exercisable following death, Disability or Change in Control and, accordingly, notwithstanding the provisions of either the Agreement or the Prior Agreement, the post-termination exercise provisions in the incentive stock option agreements in effect as of the date of grant of such options shall remain in effect, and any purported modification of such provisions pursuant to the Agreement or the Prior Agreement shall be null and void ab initio. Notwithstanding the foregoing, the provisions of the Agreement which modify the vesting of the incentive stock options do not require such consent and shall remain in effect.

         2. Executive agrees that as of April 1, 2002, his position as Chairman of the Board of Directors is modified from a full-time employment position to a 30 hour per week part-time employment position ending on August 2, 2002. The Company and Executive agree that, notwithstanding the provisions of Section 2(b) of the Agreement, the foregoing reduction in Executive's schedule shall not cause the occurrence of the Transition Completion Date for purposes of the Agreement until the termination of Executive's part-time employment on August 2, 2002.

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         3.  The Company will compensate Executive for his part-time employment services at 75% of the Annual Base Rate, payable in accordance with the Company's standard payroll practices, and shall continue Executive's Welfare Benefits in accordance with the terms of those plans. Executive acknowledges that he remains ineligible to participate in any Company executive bonus or other bonus programs, profit sharing plan or management incentive plan. Executive further acknowledges that as of April 1, 2002, he has accrued 380 hours of paid time off, which he agrees to take at the rate of 22 hours per week commencing April 1, 2002, and that during the period of the part-time employment, Executive will not accrue additional paid time off.

         4. The Company and Executive agree that the Company may satisfy its obligation to provide continued disability benefits to Executive during the Term by reimbursing Executive for the cost of disability insurance coverage obtained by Executive, at the levels in effect under the Company's plan at the Transition Completion Date. In addition, the Company may fulfill its obligation to provide continued health benefits to Executive and Executive's family, (i) during the portion of the Term that COBRA is available, by reimbursing Executive for the cost of continued coverage for Executive and Executive's family under COBRA (including medical, prescription, dental, vision), which Executive agrees to elect in accordance with the applicable procedures or (ii) at any time commencing twelve (12) months after the Transition Completion Date, as elected by Executive, by reimbursing Executive for the cost of health insurance coverage obtained by Executive, at the levels in effect under the Company's plan at the Transition Completion Date.

         5. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         6. Capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Agreement. Except as expressly set forth above, the terms and provisions of Agreement shall continue in full force and effect from and after the date hereof.

         IN WITNESS WHEREOF, the Executive and the Company, through its duly authorized Officer, have executed this Amendment to be effective as of the day and year first above written.

                                     EXECUTIVE

                                     /s/ Roy A. Whitfield
                                     -------------------------------------------

                                     COMPANY


                                     By /s/ Paul A. Friedman
                                        ----------------------------------------

                                     Its Chief Executive Officer
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